Filed Pursuant to Rule 424(B)(3)
                                 Registration Statement No. 333-116806

PROSPECTUS SUPPLEMENT NO. 4
(To Prospectus Dated November 10, 2004)


                     FINANCIAL FEDERAL CORPORATION


                             $175,000,000
           2.0% Convertible Subordinated Debentures Due 2034 and Shares of Common Stock Issuable upon Conversion of the Debentures

     This Prospectus Supplement supplements information contained in the Prospectus dated November 10, 2004 (the "Prospectus") and as supplemented by prospectus supplement No. 3 dated November 17, 2004 of Financial Federal Corporation relating to the potential sales of up to $175,000,000 aggregate principal amount of Debentures and the Conversion Shares by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     On December 8, 2004, we irrevocably elected to pay the value of converted debentures, not exceeding the principal amount, in cash. The value of converted debentures exceeding the principal amount will be paid in shares of our common stock. This election shall not alter the computation of cash settlement amounts or settlement dates.

     This election was made pursuant to Section 10.03(c) of our Indenture, dated as of April 12, 2004, with the Trustee. As required under the Indenture, we provided written notice of our election to the Trustee on December 8, 2004. We further requested that the Trustee deliver the notice to each Securityholder in whose name the Debentures are registered.

     INVESTING IN THE DEBENTURES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

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     We will not receive any of the proceeds from the sale of the
Debentures or the underlying shares of common stock by any of the Selling Securityholders. The Selling Securityholders may sell the Debentures or common stock either directly or through underwriters, broker-dealers or agents and in one or more transactions at market prices prevailing at the time of sale or at negotiated prices.

                      ---------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS
ACCURATE OR ADEQUATE.  ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

      The date of this Prospectus Supplement is December 15, 2004